Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Contact:
Martha Lindeman
312-373-2430

Media Contact:
Matthew Pakula
312-373-2435

PLAYBOY ENTERPRISES, INC. REPORTS

IMPROVED FOURTH QUARTER 2009 RESULTS

Segment Income Up Over Prior Year;
CEO Flanders Outlines Future Direction

CHICAGO, Thursday, February 18, 2010 – Playboy Enterprises, Inc. (PEI) (NYSE: PLA, PLAA) today reported a net loss of $27.8 million, or $0.83 per basic and diluted share, for the 2009 fourth quarter compared to a net loss of $146.8 million, or $4.40 per basic and diluted share, for the 2008 fourth quarter.  Both quarters included impairment, restructuring and other charges, which totaled $28.6 million in the 2009 fourth quarter and $157.2 million in the prior year quarter.
Segment income for the 2009 fourth quarter was $2.1 million, up from $1.1 million reported for the 2008 fourth quarter.  Stronger Licensing and Print/Digital results were responsible for the improvement.  Lower revenues in the media businesses led to a 13% decline in fourth quarter revenues year-over-year from $69.8 million to $60.6 million.
Playboy Chief Executive Officer Scott Flanders said: “We are a long way from effectively monetizing the power of the Playboy brand.  Today, we distribute content across five unique media platforms and oversee well over 100 licensing agreements globally. Although each of our businesses has promising opportunities, our operations are subscale in industries dominated by large players.  In our business, size matters.  Our mission is to create a stronger and significantly more profitable company.  To do so, we are changing the way we do business.
“Earlier today we announced a deal with IMG to outsource our Asian licensing business,” Flanders said.  “This follows our November announcement of an agreement with American Media, Inc. to handle most of the non-editorial operations of Playboy magazine.  These partnerships illustrate our strategic direction and represent the first steps in our repositioning.
“Going forward, we will refine our focus around the management of the Playboy brand and lifestyle.  Core creative competencies will remain in-house, but we will seek to identify partners who can effectively manage and build our businesses.  In executing this strategy, our goal is to create a leaner organization and to remove cost centers and overhead, while building relationships that create value for the brand, our businesses and our shareholders,” Flanders said.
“As the deals we’ve signed demonstrate, we are making progress in transforming the company,” Flanders said.  “This work continues, and our direction is clear.  Evaluations of each of our businesses are underway and ongoing, as are discussions with potential partners.
“We will be putting the pieces of our new structure together in 2010 and expect to begin to see significant financial benefits from this transition next year.  The media businesses will remain challenged through this year, although the domestic magazine business will benefit from our recently announced partnership with AMI in the 2010 second half.  With new licensees in place and consumer spending showing signs of improvement, the Licensing Group is expected to report solid improvement in 2010 revenue and profits.  In total, we expect double-digit percentage growth in segment income for 2010, but, more importantly, our goal this year is to position the company for much greater future profitability in 2011 and beyond by focusing on our core strengths and better optimizing the use of the brand,” Flanders said.

Entertainment
Fourth quarter 2009 Entertainment Group segment income was down by $1.6 million to $2.6 million on a $5.5 million decrease in revenues to $23.7 million compared to the prior year quarter.
Contributing to the year-over-year profit decline was a nearly 29% reduction in domestic TV revenues, which totaled $12.0 million in the 2009 fourth quarter.  Although Playboy TV monthly subscription revenues increased modestly in the 2009 fourth quarter compared to the prior year quarter, pay-per-view, movie network and video-on-demand revenues all were down over the same time period due to increased competition and an overall reduction in consumer spending on premium television services. Revenues and profit from other entertainment businesses were also down in the fourth quarter of 2009, primarily as a result of the comparison with the prior year quarter when the company recorded high-margin revenues related to licensing fees for third-party productions.
Partially offsetting these results were increased revenues and profits from international TV in the 2009 fourth quarter, which reflected both higher licensing fees from European partners and reduced overhead.

Print/Digital
The Print/Digital Group reported fourth quarter 2009 segment income of $2.5 million, which compares to a segment loss of $0.4 million in the prior year quarter.  The group’s revenues in the same period were down 14% to $28.2 million.
Playboy magazine recorded a swing from a loss in the 2008 fourth quarter to a profit in the 2009 fourth quarter.  The decision to combine the January/February 2010 issues into one editorial package and the newsstand success of the November 2009 ‘Marge Simpson’ issue led to an increase in fourth quarter 2009 circulation revenues and profit contribution.  These revenue benefits were more than offset by a decline in the magazine’s advertising revenues compared to the prior year.  Cost reduction efforts also contributed to the improvement in domestic magazine segment results.  International publishing recorded top- and bottom-line declines in the fourth quarter due to the global economic slowdown and resulting pressure on advertisers and publishers.
The company said that in part because it will be publishing one fewer issue in the 2010 first quarter, it expects to report a 47% decline in advertising revenues compared to last year’s first quarter.
Fourth quarter 2009 digital revenues were down versus the prior year due to lower paysite and advertising contributions, however reductions in overhead and content expense together with improved revenues and profits from the international and mobile businesses led to an improvement in fourth quarter digital results compared to the prior year.

Licensing
Revenues for the Licensing Group rose 10% to $8.7 million in the 2009 fourth quarter, leading to a 17% increase in segment income to $5.1 million compared to the 2008 fourth quarter.  Increased revenues from domestic and international consumer products, reflecting new categories of product and increased consumer spending, and from location-based entertainment venues were responsible for the year-over-year improvement.

Other
Fourth quarter 2009 Corporate expense rose to $8.1 million from $7.0 million in the 2008 fourth quarter largely due to increased severance and other employee-benefit-related items.  In addition, the prior year period was favorably impacted by a decrease in the company’s deferred compensation plan liability.
In the 2009 fourth quarter, the company recorded a restructuring charge of $6.4 million as well as a $22.2 million non-cash impairment charge, which was related to television acquisitions the company made many years ago. The restructuring is a result of both a reduction in head count, in part due to the previously announced partnership with AMI, as well as additional charges related to the closing of the New York office.  PEI said that the New York space has not been sublet and those efforts are ongoing.
The company recorded a tax benefit of $0.9 million in the 2009 fourth quarter, primarily due to the tax effect of the impairment charge and an adjustment to foreign withholding tax.

Additional information regarding fourth quarter 2009 earnings will be available on the earnings release conference call, which is being held today, February 18, 2010, at 11:00 a.m. Eastern /10:00 a.m. Central.  The call may be accessed by dialing: 800-895-0231 (for domestic callers) or 785-424-1054 (for international callers) and using the password: Playboy.  In addition, the call will be webcast.  To listen to the call, please visit http://www.peiinvestor.com and select the Investor Relations section.

###

Playboy is one of the most recognized and popular consumer brands in the world. Playboy Enterprises, Inc. is a media and lifestyle company that markets the brand through a wide range of media properties and licensing initiatives. The company publishes Playboy magazine in the United States and abroad and creates content for distribution via television networks, websites, mobile platforms and radio. Through licensing agreements, the Playboy brand appears on a wide range of consumer products in more than 150 countries as well as retail stores and entertainment venues.

FORWARD-LOOKING STATEMENTS
This release contains “forward-looking statements,” as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues” and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

(1)	Foreign, national, state and local government regulations, actions or initiatives, including:
(a) attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, video, Internet and mobile materials;
(b) attempts to limit or otherwise regulate the sale or distribution of certain consumer products sold by our licensees, including nutriceuticals and energy drinks; or
(c) limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us;
(2)	Risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees and other business partners;
(3)	Our ability to effectively manage our exposure to foreign currency exchange rate fluctuations;
(4)
Further changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment, which, in each case, could reduce demand for our programming and products and impact our advertising and licensing revenues;

(5)	Our ability to protect our trademarks, copyrights and other intellectual property;
(6)
Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials we distribute;

(7)	The risk our outstanding litigation could result in settlements or judgments which are material to us;
(8)	Dilution from any potential issuance of common stock or convertible debt in connection with financings or acquisition activities;
(9)	Further competition for advertisers from other publications, media or online providers or decreases in spending by advertisers, either generally or with respect to the men’s market;
(10)	Competition in the television, men’s magazine, Internet, mobile and product licensing markets;
(11)	Attempts by consumers, distributors, merchants or private advocacy groups to exclude our programming or other products from distribution;
(12)
Our television, Internet and mobile businesses’ reliance on third parties for technology and distribution, and any changes in that technology, distribution and/or delays in implementation which might affect our plans, assumptions and financial results;

(13)	Risks associated with losing access to transponders or technical failure of transponders or other transmitting or playback equipment that is beyond our control;
(14)	Competition for channel space on linear or video-on-demand television platforms;
(15)
Failure to maintain our agreements with multiple system operators and direct-to-home, or DTH, operators on favorable terms, as well as any decline in our access to households or acceptance by DTH, cable and/or telephone company systems and the possible resulting cancellation of fee arrangements, pressure on splits or other deterioration of contract terms with operators of these systems;

(16)	Risks that we may not realize the expected sales and profits and other benefits from acquisitions;
(17)	Any charges or costs we incur in connection with restructuring measures we have taken or may take in the future;
(18)	Increases in paper, printing, postage or other manufacturing costs;
(19)	Effects of the consolidation of the single-copy magazine distribution system in the U.S. and risks associated with the financial stability of major magazine wholesalers;
(20)	Effects of the consolidation and/or bankruptcies of television distribution companies;
(21)	Risks associated with the viability of our subscription, ad-supported and e-commerce Internet models;
(22)	Our ability to sublet our excess space may be negatively impacted by the market for commercial rental real estate as well as by the global economy generally;
(23)	The risk that our common stock could be delisted from the New York Stock Exchange, or NYSE, if we fail to meet the NYSE’s continued listing requirements;

(24)	Risks that adverse market conditions in the securities and credit markets may significantly affect our ability to access the capital markets;
(25)
The risk that we will be unable to refinance our 3.00% convertible senior subordinated notes due 2025, or convertible notes, or the risk that we will need to refinance our convertible notes, prior to the first put date of March 15, 2012, at significantly higher interest rates;

(26)
The risk that we are unable to either extend the maturity date of our existing credit facility beyond the current expiration date of January 31, 2011 or establish a new facility with a later maturity date and acceptable terms; and

(27)	Further downward pressure on our operating results and/or further deterioration of economic conditions could result in further impairments of our long-lived assets.

More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.peiinvestor.com in the Investor Relations section of our website.

Playboy Enterprises, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Quarters Ended
	December 31,
	2009	2008
Net revenues
Entertainment:
Domestic TV	$12.0	$16.7
International TV	10.2	9.9
Other	1.5	2.6
Total Entertainment	23.7	29.2
Print/Digital:
Domestic magazine	15.7	18.2
International magazine	1.5	2.0
Special editions and other	1.4	1.8
Digital	9.6	10.7
Total Print/Digital	28.2	32.7
Licensing:
Consumer products	7.1	6.5
Location-based entertainment	1.1	0.9
Marketing events	0.2	0.2
Other	0.3	0.3
Total Licensing	8.7	7.9

Total net revenues	$60.6	$69.8

Net loss
Entertainment	$2.6	$4.2
Print/Digital	2.5	(0.4)
Licensing	5.1	4.3
Corporate	(8.1)	(7.0)

Segment income	2.1	1.1

Restructuring expense	(6.4)	(4.0)
Impairment charges	(22.2)	(146.4)
Deferred subscription cost write-off	-	(4.8)

Operating loss	(26.5)	(154.1)

Investment income (expense)	0.1	(0.4)
Interest expense	(2.2)	(2.1)
Amortization of deferred financing fees	(0.2)	(0.2)
Impairment charge on investments	-	(2.0)
Other, net	0.1	(1.4)

Loss before income taxes	(28.7)	(160.2)

Income tax benefit	0.9	13.4

Net loss	$(27.8)	$(146.8)

Weighted average number of common shares outstanding
Basic and diluted	33,489	33,337

Basic and diluted loss per common share	$(0.83)	$(4.40)

Note: Certain reclassifications have been made to conform to the current presentation.

Playboy Enterprises, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Twelve Months Ended
	December 31,
	2009	2008
Net revenues
Entertainment:
Domestic TV	$50.5	$62.6
International TV	42.6	49.8
Other	5.0	6.4
Total Entertainment	98.1	118.8
Print/Digital:
Domestic magazine	55.0	68.0
International magazine	6.3	8.0
Special editions and other	6.8	8.5
Digital	37.4	48.4
Total Print/Digital	105.5	132.9
Licensing:
Consumer products	29.0	33.1
Location-based entertainment	4.6	3.8
Marketing events	2.5	2.9
Other	0.7	0.6
Total Licensing	36.8	40.4

Total net revenues	$240.4	$292.1

Net loss
Entertainment	$9.9	$8.1
Print/Digital	1.6	(3.4)
Licensing	21.0	23.7
Corporate	(25.4)	(23.9)

Segment income	7.1	4.5

Restructuring expense	(19.2)	(6.8)
Impairment charges	(27.7)	(146.5)
Deferred subscription cost write-off	-	(4.8)
Provisions for reserves	-	(4.1)

Operating loss	(39.8)	(157.7)

Investment income	0.8	0.5
Interest expense	(8.7)	(8.5)
Amortization of deferred financing fees	(0.7)	(0.7)
Impairment charge on investments	-	(2.0)
Other, net	(0.2)	(1.8)

Loss before income taxes	(48.6)	(170.2)

Income tax benefit (expense)	(2.7)	9.8

Net loss	$(51.3)	$(160.4)

Weighted average number of common shares outstanding
Basic and diluted	33,447	33,307

Basic and diluted loss per common share	$(1.53)	$(4.81)

Note: Certain reclassifications have been made to conform to the current presentation.

PLAYBOY ENTERPRISES, INC.
Reconciliation of Non-GAAP Financial Information (dollars in millions, except per share amounts)

	Fourth Quarter Ended December 31,			Twelve Months Ended December 31,
EBITDA and Adjusted EBITDA	2009	2008	% Inc/(Dec)	2009	2008	% Inc/(Dec)
Net Loss	$(27.8)	$(146.8)	(81.1)	$(51.3)	$(160.4)	(68.0)
Adjusted for:
Income Tax Expense (Benefit)	(0.9)	(13.4)	(93.3)	2.7	(9.8)	-
Interest Expense	2.2	2.1	4.8	8.7	8.5	2.4
Amortization of Deferred Financing Fees	0.2	0.2	-	0.7	0.7	-
Depreciation and Amortization	8.6	10.0	(14.0)	36.1	39.4	(8.4)
EBITDA 1	(17.7)	(147.9)	(88.0)	(3.1)	(121.6)	(97.5)
Adjusted for:
Restructuring Expense	6.4	4.0	60.0	19.2	6.8	182.4
Stock Options and Restricted Stock Awards	0.2	0.2	-	0.8	1.1	(27.3)
Equity in Operations of Investments	(0.4)	0.2	-	(0.4)	0.1	-
Impairment Charges	22.2	146.4	(84.8)	27.7	146.5	(81.1)
Impairment Charge on Investments	-	2.0	(100.0)	-	2.0	(100.0)
Deferred Subscription Cost Write-Off	-	4.8	(100.0)	-	4.8	(100.0)
Provisions for Reserves	-	-	-	-	4.1	(100.0)
Cash Investments in Entertainment Programming	(6.5)	(6.5)	-	(24.9)	(30.2)	(17.5)
Adjusted EBITDA 2	$4.2	$3.2	31.3	$19.3	$13.6	41.9

Net Income (Loss) Before Restructuring, Impairment	Fourth Quarter Ended December 31,			Twelve Months Ended December 31,
Charges, Write-Off and Provisions for Reserves3	2009	2008	% Better/(Worse)	2009	2008	% Better/(Worse)
Net Loss	$(27.8)	$(146.8)	81.1	$(51.3)	$(160.4)	68.0
Adjusted for:
Restructuring Expense	6.4	4.0	(60.0)	19.2	6.8	(182.4)
Impairment Charges	22.2	146.4	84.8	27.7	146.5	81.1
Impairment Charge on Investments	-	2.0	100.0	-	2.0	100.0
Deferred Subscription Cost Write-Off	-	4.8	100.0	-	4.8	100.0
Provisions for Reserves	-	-	-	-	4.1	100.0
Net Income (Loss) Before Restructuring, Impairment Charges,
Write-Off and Provisions for Reserves	$0.8	$10.4	(92.3)	$(4.4)	$3.8	-
Basic Earnings (Loss) Before Restructuring, Impairment
Charges, Write-Off and Provisions for Reserves Per
Common Share	$0.03	$0.32	(90.6)	$(0.13)	$0.12	-
Diluted Earnings (Loss) Before Restructuring, Impairment
Charges, Write-Off and Provisions for Reserves Per
Common Share	$0.02	$0.32	(93.8)	$(0.13)	$0.12	-

	Fourth Quarter Ended December 31,			Twelve Months Ended December 31,
Financial and Operating Data	2009	2008	% Inc/(Dec)	2009	2008	% Inc/(Dec)
Entertainment
Cash Investments in Entertainment Programming	$6.5	$6.5	-	$24.9	$30.2	(17.5)
Programming Amortization Expense	$6.9	$8.2	(15.9)	$29.3	$32.5	(9.8)

Print/Digital
Advertising Sales (Playboy-Branded)	$5.3	$7.8	(32.1)	$17.0	$25.7	(33.9)
Digital Content Expense	$1.4	$1.8	(22.2)	$6.3	$7.0	(10.0)
Domestic Magazine Advertising Pages	94.3	138.4	(31.9)	285.4	428.2	(33.3)

At December 31
Cash, Cash Equivalents, Marketable Securities and
Short-Term Investments	$24.6	$31.3	(21.4)	$24.6	$31.3	(21.4)
Long-Term Financing Obligations	$104.1	$99.8	4.3	$104.1	$99.8	4.3

See notes on accompanying page.

PLAYBOY ENTERPRISES, INC.
Notes to Reconciliation of Non-GAAP Financial Information and Financial and Operating Data

1)
In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in television programming. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with generally accepted accounting principles in the United States, or GAAP.

2)
In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among other things, to invest in the business, make strategic acquisitions and strengthen the balance sheet. In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Investors should recognize that Adjusted EBITDA might not be comparable to similarly titled measures of other companies. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.

3)
In order to fully assess our financial results, management believes that Net Income (Loss) Before Restructuring, Impairment Charges, Write-Off and Provisions for Reserves is an appropriate measure for evaluating our operating performance and liquidity. Investors should recognize that Net Income (Loss) Before Restructuring, Impairment Charges, Write-Off and Provisions for Reserves might not be comparable to similarly titled measures of other companies. Net Income (Loss) Before Restructuring, Impairment Charges, Write-Off and Provisions for Reserves should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.